Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 25, 2019 relating to the financial statements of AB Small Cap Value Portfolio, AB All Market Income Portfolio and AB All China Equity
Portfolio, three of the series constituting AB Cap Fund, Inc., for the year/period ended November 30, 2018, which are incorporated by reference in this Post-Effective Amendment No. 266 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

                                                          /s/ ERNST & YOUNG LLP

New York, New York
February 25, 2019